1 (a) NAME OF ISSUER (Please type or print) Escalade Incorporated
(b) IRS IDENT. NO. 13-2739290
(c) S.E.C. FILE NO. 0-6966
(d) ADDRESS OF ISSUER STREET CITY STATE ZIP CODE
817 Maxwell Avenue, Evansville, IN  47711
(e) TELEPHONE NO. 812-467-4449
AREA CODE NUMBER
2 (a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES
ARE TO BE SOLD
Robert J. Keller
(b)
RELATIONSHIP TO
ISSUER
Officer and Director
(c) ADDRESS STREET CITY STATE ZIP CODE
817 Maxwell Avenue, Evansville, IN  47711



3 (a) Common Stock

(b) Morgan Stanley
    1747 Pennsylvania Avenue, N.W. #900
    Washington, DC  20006


(c)
Number of Shares
or Other Units
To Be Sold
10,000

(d)
Aggregate
Market
Value
$148,800

(e)
Number of Shares
or Other Units
Outstanding
13,796,326

(f)
Approximate
Date of Sale
(MO. DAY YR.)

05/23/2014



(g)
Name of Each
Securities
Exchange

NASDAQ Global Market



TABLE I SECURITIES TO BE SOLD

Title of
the Class

Common Stock

Date you
Acquired

Various dates since 2008

Nature of Acquisition Transaction

Exercise of stock options and market purchases

Name of Person from Whom Acquired
(If gift, also give date donor acquired)

Escalade, Incorporated

Amount of
Securities Acquired

10,000

Date of
Payment

Various dates since 2008

Nature of Payment

Cash



TABLE II SECURITIES SOLD DURING THE PAST 3 MONTHS



Name and Address of Seller
Robert J. Keller
817 Maxwell Avenue
Evansville, IN  47111



Title of Securities Sold
Common Stock

Date of Sale
03/04/2014

Amount of
Securities Sold
2,800

Gross Proceeds
$33,348


Title of Securities Sold
Common Stock

Date of Sale
03/04/2014

Amount of
Securities Sold
300

Gross Proceeds
3,570

Title of Securities Sold
Common Stock

Date of Sale
03/05/2014

Amount of
Securities Sold
5,000

Gross Proceeds
$58,500

Title of Securities Sold
Common Stock

Date of Sale
04/24/2014

Amount of
Securities Sold
2,990


Gross Proceeds
$44,311.80

Title of Securities Sold
Common Stock

Date of Sale
04/25/2014

Amount of
Securities Sold
645
Gross Proceeds
$9,552.45

Title of Securities Sold
Common Stock

Date of Sale
04/28/2014

Amount of
Securities Sold
622

Gross Proceeds
$9,249.14

Title of Securities Sold
Common Stock

Date of Sale
04/29/2014

Amount of
Securities Sold
525

Gross Proceeds
$7,780.50



DATE OF NOTICE 05/23/2014

(SIGNATURE) /s/ Robert J. Keller